EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made on this 31st day of October, 2016 (the “Effective Date”), by and between Nature’s Sunshine Products, Inc., a Utah corporation, having its principal place of business in Lehi, Utah (the “Company” or “NSP”) and Joseph W. Baty (“Executive”).
The Company desires to engage Executive to provide services for NSP and Executive desires to provide such services on the terms and conditions below.
1.    Employment.
1.1    Positions and Duties. Beginning on or before October 31, 2016 (the “Date of Employment”), and continuing until Executive’s employment with the Company is terminated either by the Company or by the Executive (the “Term”), Executive will be employed by the Company as Executive Vice President and Chief Financial Officer reporting directly to the Chairman and Chief Executive Officer (“CEO”) of the Company. In addition, without additional compensation, if lawfully and reasonably requested by the Company or the Board of Directors of the Company (the “Board”), Executive will serve in other additional officer positions of the Company and its subsidiaries or as an officer, director, manager or equity owner of any Affiliate of the Company or any division or branch of the Company. “Affiliate” means, with respect to a particular person or entity, a person or entity that controls, is controlled by, or is under common control with such person or entity, and for purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. Executive shall devote substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such position of an enterprise of the size and nature of the Company and as may reasonably be assigned from time to time by the CEO of the Company or the Board, as the case may be. Executive will render his services hereunder to the Company, shall use his best efforts, judgment and energy in the performance of the duties assigned to him, shall abide by the Company’s Code of Conduct and any other applicable Company policies, and shall comply with any and all applicable laws, including but not limited to insider trading/reporting requirements and the policies and procedures as may be set forth in the employee handbook, manuals and other materials provided by the Company.
1.2    Place of Performance. Executive shall perform his services hereunder at the Company’s current principal office in Lehi, Utah, or in another location designated by the Company that is within 50 miles of Lehi, Utah; provided, however, that Executive will be required to travel from time to time as reasonably required for business purposes.
2.    Compensation and Benefits.
2.1    Base Salary. Executive shall receive an annual salary of $375,000 paid in accordance with the Company’s payroll practices, as in effect from time to time, plus a one-time signing bonus of $10,000. Base salary shall be subject to review on at least an annual basis by the CEO. Executive understands that no further compensation will be given for his acting as an officer or shareholder of any Affiliate of the Company or any division or branch of the Company.

2.2    Discretionary Bonus. Executive shall be eligible to participate in the Company’s executive bonus program (as modified from time to time) or any successor program (the “EBP”). The EBP, as currently constituted, provides for additional compensation commensurate with Executive’s responsibilities based upon company and individual performance measures, with a target of 55% of Executive’s base salary and a maximum bonus potential payout of 175% of target. Payment of any bonus under the EBP is in NSP’s sole discretion and such payments will be made in accordance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder (“Code Section 409A”) and the terms of the EBP.
2.3    Employee Benefits. Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally and, at the discretion of the Board, in incentive plans, stock option plans and change in control severance plans maintained by the Company for its executives, if any, subject to the terms and conditions of such plans, policies or arrangements. The benefits in which Executive shall be eligible to participate as of the Effective Date are set forth in Exhibit B hereto.
2.4    Equity.
2.4.1.    Grant of RSUs. The Company shall grant to Executive 70,000 restricted stock units (“RSUs”), under the Company’s 2012 Stock Incentive Plan (the “Plan”), in two tranches. The first tranche of 35,000 RSUs shall be granted on the Date of Employment (“First Tranche”), and the second tranche of 35,000 RSUs shall be granted as of January 1, 2017 (“Second Tranche”). The First Tranche will vest equally over three years. The Second Tranche will vest as follows: 50% equally over three years and 50% upon the achievement of certain revenue performance targets consistent with targets set for the existing senior management team and set forth in a separate RSU award agreement (“RSU Agreement”). The remaining terms of the RSUs shall be as set forth in the Plan and the RSU Agreement. The Company may from time to time grant to Executive additional RSUs pursuant to the terms and conditions set forth in the then applicable stock incentive plan, as amended from time to time, or as otherwise set forth in an RSU Agreement.
2.4.2    Stock Ownership Requirement. Within three years after the Date of Employment, Executive will acquire (the “Acquisition”), and agrees to maintain at all times thereafter during the Term, ownership of capital stock or a comparable equity position (in each case “Equity”), in the Company having an aggregate value equal to Executive’s then current annual base salary (the “Held Equity”). Executive may maintain such Held Equity through the vesting of Executive’s grants of stock options and RSUs, in addition to any shares of the Company’s capital stock that Executive then currently owns. For purposes of determining Executive’s compliance with this Section 2.4.2, (i) the value of any shares of the Company’s capital stock owned by Executive shall equal the greater of the then fair market value of such stock or the price paid by Executive to acquire such stock and (ii) the value of any stock options or RSUs held by Executive, shall equal the greater of the then fair market value of any stock represented thereby or, with respect solely to stock options, the strike price required to be paid for any shares of capital stock represented thereby upon exercise. Executive shall ensure that the Acquisition and all transactions included therein are in compliance with applicable laws, rules and regulations. Notwithstanding anything to the contrary, nothing contained in this Section 2.4.2 shall be construed to limit or prevent Executive from obtaining a greater amount of Equity in the Company than the amount of the Held Equity should Executive decide, in his sole and absolute discretion, to acquire or hold any such greater amount of Equity. In the event that Executive wishes or needs to sell any Equity such that his holdings would drop below the Held Equity amount set forth above, such sale shall not constitute a violation of this Section 2.4.2 if Executive obtains the preapproval of such sale by the Compensation Committee of the Board, such preapproval not to be unreasonably withheld.

3.    Indemnification; D&O Insurance.
3.1    Indemnification. To the fullest extent permitted by the laws of the State of Utah in effect on the date hereof, the Company shall indemnify, defend and hold Executive harmless from and against any and all Claims, liabilities, obligations, losses, damages or Expenses if Executive becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Executive is or was an officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise or by reason of any action or inaction by Executive in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Section 3.1), including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Executive is solely a witness, provided, however, that the Company shall have no such indemnification obligation, or duty to defend or hold harmless, if a judgment or other final adjudication adverse to Executive establishes that (i) the acts of Executive were committed in bad faith or were the result of active and deliberate dishonesty or unlawful conduct and, in either case, if the same were material to the cause of action so adjudicated, or (ii) Executive personally gained in fact a financial profit or other advantage to which Executive was not legally entitled; and provided further, however, than no such indemnification, or duty to defend or hold harmless, shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless Company has given its prior written consent to such settlement or other disposition. For purposes of this Section 3: (a) “Claim” means (i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or (ii) any inquiry, hearing or investigation that Executive determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, and (b) “Expenses” means any and all reasonable expenses, including reasonable attorneys’ and experts’ fees, court costs, transcript costs and travel expensesincurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim, or in connection with any appeal resulting from any Claim.
3.2    Advancement of Expenses. The Company shall, upon reasonable request, advance to or promptly reimburse Executive, any and all Expenses actually and reasonably paid or incurred by Executive in connection with any Claim for which the Company is obligated to indemnify Executive under Section 3.1 above, after receipt of a written undertaking by or on behalf of Executive to repay such amount as, and to the extent that, Executive receiving such advance is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed by Company exceed the indemnification to which Executive is entitled. As a condition of such advancement Executive furnishes to the Company (a) a written affirmation of his good faith belief that (i) his conduct was in good faith; and (ii) he reasonably believed that his conduct was in, or not opposed to, the Company’s best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and (b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct described in clause (a) above. In connection with any request for Expense advances under this Section 3.2, Executive shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Executive’s obligation, if any, to reimburse the Company for Expense advances under an undertaking provided as required by this Section 3.2 shall be unsecured and no interest shall be charged thereon.

3.3    D&O Insurance. For the duration of Executive’s service as an officer of the Company, and thereafter for so long as Executive is subject to any pending Claim for which the Company is obligated to indemnify Executive under Section 3.1 above, the Company will maintain directors’ and officers’ liability insurance in amounts and on terms determined by the Board.
3.4    Cooperation. In connection with any Claim as to which the Company has an obligation to indemnify Executive under Section 3.1 above or to advance to Executive Expenses under Section 3.2 above, Executive shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to any such Claim who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.
4.    Expenses.
4.1    Reimbursement of Business Expenses. In accordance with the Company’s normal policies for expense reimbursement, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation of documentation, including expense statements, vouchers and/or such other supporting information as the Company may request.
4.2    Conditions to Reimbursement. Executive must submit proper documentation for each reimbursable expense eligible for reimbursement under Section 4.1 within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense within ten (10) business days after Executive’s submission of a request that complies with this Section 4.2, and in all events each reimbursement must be made no later than the end of the calendar year following the calendar year in which the expense was incurred. The amount of reimbursements in any calendar year shall not affect the expenses eligible for reimbursement in the same or any other calendar year. Executive’s right to reimbursement may not be liquidated or exchanged for any other benefit.
5.    Termination. Upon cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.
5.1.    Termination without Cause or for Good Reason. The Company may terminate Executive’s employment at any time without Cause (as defined below), and Executive may resign at any time with Good Reason (as defined below). If Executive’s employment by the Company is terminated by the Company without Cause, or if Executive resigns for Good Reason:
5.1.1.    the Company shall pay all accrued and unpaid base salary through the date of such termination and reimburse all then unreimbursed expenses properly incurred by Executive pursuant to Section 4.2;
5.1.2.    provided the Release under Section 5.2 has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants (as set forth in Section 6), the Company shall pay monthly severance payments equal to one-twelfth of Executive’s base salary as of the date of such termination for a period equal to twelve (12) months (the “Severance Period”). The first such payment will be made on the sixtieth (60th) day following Executive’s “separation from service” (as such term is defined under Code Section 409A) and the remaining payments will be made in accordance with the Company’s normal payroll schedule for salaried employees; and

5.1.3.    provided the Release under Section 5.2 has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants (as set forth in Section 6), the Company shall reimburse Executive for the costs he incurs for continuation of Executive’s health insurance coverage under COBRA (and for his family members if Executive provided for their coverage during his employment) during the Severance Period and in accord with the NSP group health plans applicable to NSP employees currently in effect. Executive shall, within thirty (30) days after each monthly COBRA payment he pays during the Severance Period for which he is entitled to reimbursement in accordance with the foregoing, submit appropriate evidence of such payment to the Company, and the Company shall reimburse Executive, within ten (10) business days following receipt of such submission. During the period such group health plan remains in effect hereunder, the following provisions shall govern such reimbursement of continuation costs: (i) the amount of the COBRA costs eligible for reimbursement in any one (1) calendar year of coverage will not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no COBRA costs will be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit. In the event the Company’s reimbursement of the reimbursable portion of any COBRA payment hereunder results in Executive’s recognition of taxable income (whether for federal, state or local income tax purposes), the Company will report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and Executive will be responsible for the payment of any additional income tax liability resulting from such coverage.
For purposes of this Agreement, the resignation of Executive for “Good Reason” shall mean (a) a material breach of this Agreement by the Company, (b) a material reduction in Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions, (c) a material reduction in Executive's target bonus opportunity, or (d) a material change in Executive’s duties or responsibilities (other than temporarily while Executive is physically or mentally Incapacitated or as required by applicable law). Executive cannot terminate his employment for Good Reason unless he has first provided to the Company a detailed, written notice of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the occurrence of such circumstances. Failure to give such notice within thirty (30) days of the occurrence shall be deemed a waiver by Executive of his right to terminate for Good Reason with respect to such circumstances. If Executive provides such notice, the Company thereafter will have thirty (30) days to cure such alleged breach. If the Company does not cure the alleged breach within the thirty (30) day notice period, Executive must thereafter resign within fifteen (15) days of the expiration of the thirty (30) day notice period in order to resign for Good Reason.
5.2.    Release and Restrictive Covenants. Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 5.1.2 and 5.1.3 and any other Section that incorporates such payment requirements are conditioned on (a) Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act, if applicable, and any applicable state law (the “Release”), and (b) Executive’s continued compliance with the Restrictive Covenants set forth in Section 6 of this Agreement. A breach of the Restrictive Covenants by Executive shall constitute a breach of this Agreement, which shall relieve the Company of any further payment obligation under Sections 5.1.2 and 5.1.3.
5.3.    Termination for Cause. The Company may terminate Executive’s employment immediately for Cause. If Executive’s employment with the Company is terminated by the Company for Cause then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination and reimbursement of all then unreimbursed expenses properly incurred by Executive pursuant to Section 4.2. To terminate Executive’s employment for Cause, the CEO, in consultation with the Board, must determine in good faith that Cause exists.
“Cause” means the Executive’s:

a)	conviction of, or the entry of a plea of guilty or no contest to, a felony or any crime that may materially adversely affect the business, standing or reputation of the Company;

b)	engagement in dishonesty, fraud, embezzlement or other misappropriation of funds;

c)	material breach of this Agreement; or

d)	willful refusal to perform the lawful and reasonable directives of the CEO or the Board.
No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
5.4    Resignation by Executive. Executive may resign his employment without Good Reason by giving the Company four weeks’ notice of said resignation; NSP may elect to pay Executive’s base salary in lieu of notice. If Executive resigns without Good Reason, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination and reimbursement of all then unreimbursed expenses properly incurred by Executive pursuant to Section 4.2.
5.5    Termination upon Death or Incapacity of Executive. Executive’s employment with the Company shall terminate upon the death or Incapacity of Executive. In the event of termination of Executive’s employment by reason of Executive’s death or Incapacity, the provisions governing termination without Cause in Section 5.1 above shall apply. “Incapacity” shall mean that the Executive is unable to perform the functions consistent with the position in the Company to which he was appointed pursuant to this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or that the Executive has been determined to be totally disabled by the Social Security Administration.
5.6.    Foreign Entities. Without regard to the circumstances of Executive’s termination from employment, Executive hereby also covenants that upon termination, if he is listed as an officer, director, partner, secretary or shareholder on any Affiliate, division or branch of the Company, he will sign over any and all rights to stock (except Company stock and stock rights that Executive holds personally) and/or resign as an officer or director of such entity prior to departure from the Company as required by the law applicable to the entity or by that entity’s procedural requirements.
6.    Restrictive Covenants. In consideration of the compensation and other benefits provided to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

6.1.    Covenant Not To Compete. Executive covenants that, during his employment by the Company and for a period of twelve (12) months following immediately thereafter (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:
6.1.1.    engage, be employed by, participate in, plan for or organize any business enterprise that distributes through a multilevel marketing program or that engages in any activity that competes anywhere in the world with any activity in which the Company is then engaged, including sales or distribution of herbs, vitamins or nutritional supplements or any other product which the Company sells or distributes at the time of Executive’s termination (a “Competing Business”);
6.1.2.    become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;
6.1.3.    influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate his or her employment with the Company or modify any written or oral agreement, relationship, arrangement or course of dealing with the Company; or
6.1.4.    solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by any member of the Company within the preceding twelve (12) months. For this purpose, any general media advertisement for employment will not be considered solicitation.
6.2.    [Reserved]
6.3.    Confidentiality. Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information. Notwithstanding the foregoing, if Executive is compelled to disclose Proprietary Information by court order or other legal process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and Executive shall reasonably cooperate with the Company in connection therewith. If Executive is so obligated by court order or other legal process to disclose Proprietary Information, Executive will disclose only the minimum amount of such Proprietary Information as is necessary for Executive to comply with such court order or other legal process.
6.4.    Property of the Company.
6.4.1.    Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company. Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company. If Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform his duties on behalf of the Company. Upon termination of Executive’s employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession.
6.4.1.1. “Proprietary Information” means any and all proprietary information developed or acquired by the Company that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications) as well as all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) computer codes and instructions, processing systems and techniques, inputs, and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distributor network information, the identities of actual and prospective distributors and distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of and the Company’s course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.
6.4.2.    Intellectual Property. Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property, at no cost to Executive. If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to act on his behalf solely for the purpose of executing and filing documents and doing all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.
6.4.2.1. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights or (h) all copies and tangible embodiments thereof (in whatever form or medium) which, in the case of any or all of the foregoing, have been or are developed or created in whole or in part by Executive at any time and at any place while Executive is employed by the Company and have been or are created for the purpose of performing Executive’s duties on behalf of the Company.
6.5.    Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.
6.6.    Remedies and Enforcement Upon Breach.
6.6.1.    Intention. It is the intention of the parties that the foregoing restrictive covenant be enforced as written, and, in any other event, enforced to the greatest extent (but to no greater extent) in time, territory and degree of participation as permitted by applicable law. Accordingly, in the event that any court to which a dispute over these restrictions may be referred shall find any of these restrictions overly broad or unreasonable in any way, that court must enforce the restrictions to the greatest extent deemed reasonable.
6.6.2.    Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. In the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
6.6.3.    Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.
6.6.4.    Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.
6.6.5.    Extension and Termination of Restricted Period. If Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach. If, before the end of the Restricted Period, the Company breaches Section 5 in any material respect, and does not cure such breach within thirty (30) days after receiving notice of such breach, the Restricted Period (or remaining portion thereof) shall be terminated as of the end of such 30-day period.
7.    Miscellaneous.

7.1.    Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance of Executive’s duties under this Agreement.
7.2.    Successors and Assigns. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ Executive under the terms hereof. As used in this Agreement, the term “Company” shall mean and include the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees. The duties of Executive hereunder are personal to Executive and may not be assigned by him. If Executive dies and any amounts become payable under this Agreement, the Company will pay those amounts to his estate.
7.3.    Governing Law and Enforcement; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Utah, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
7.4.    Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
7.5.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
7.6.    Survival. Sections 3, 5 and 6 of this Agreement will survive termination of this Agreement and/or the cessation of Executive’s employment by the Company.
7.7.    Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be sufficient if personally delivered or sent by overnight deliver or by registered or certified mail and addressed, if to Executive, to Executive’s address set forth in NSP’s records, or if to NSP, to its principal office, to the attention of the CEO. Such notice shall be deemed given when delivered if delivered personally, or, if sent by registered or certified mail, at the earlier of actual receipt or three days after mailing in United States mail, addressed as aforesaid with postage prepaid.

7.8.    Entire Agreement: Amendments. This Agreement, the attached exhibits, the Plan, and the RSU Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof; and merge and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company and any of its affiliates or subsidiaries or any of their predecessors. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
7.9.    Withholding. All payments to Executive will be subject to tax withholding in accordance with applicable law.
7.10.    Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
7.11.    Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
7.12.    Third Party Beneficiaries. Subject to Section 7.2, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than Executive and the Company and Executive’s and the Company’s permitted successors and assigns.

8.    Section 409A.
8.1.    Section 409A Compliance. The parties intend that this Agreement comply with the requirements of Code Section 409A. To the extent there is any ambiguity as to whether any provision of the Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. To the extent any continuing compensation, bonus, severance, reimbursements or in-kind benefits due or payable to Executive under this Agreement constitutes “deferred compensation” under Code Section 409A, any such compensation, bonus, severance, reimbursements or in-kind benefits shall constitute and be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii) with each such payment made under this Agreement being so designated as a “separate payment” within the meaning of Code Section 409A. In no event shall Executive have the right to designate, directly or indirectly, the calendar year of any payment subject to Code Section 409A.
8.2.    Delayed Commencement Date. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Code Section 409A, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” with the meaning of Code Section 409A (taking into account all applicable exemptions or exceptions), and whose payment or provision is triggered by Executive’s termination of employment with the Company (whether such payments or benefits are provided to Executive under this Agreement or under any plan or program or arrangement of the Company), including as a result of Executive’s Incapacity (other than Executive being “disabled” within the meaning of Code Section 409A), until the earlier of (i) the date which is the first business day following the six month anniversary of Executive’s “separation from service” as defined in Code Section 409A for any reason other than death, or (ii) Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date. The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Code Section 409A and, at the time of Executive’s “separation from service” will notify Executive of whether or not Executive is a “specified employee.”
8.3    Savings Clause. Notwithstanding the other provisions of this Agreement, with respect to any right to a payment or benefit hereunder (or any portion thereof) that does not otherwise provide for a “deferral of compensation” as defined in Code Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based upon the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulation or Treasury guidance promulgated under Code Section 409A or causes any amount to be subject to interest or penalties under Code Section 409A, the parties shall promptly and reasonably consult with each other (and their legal counsel (and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Code Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Code Section 409A upon Executive or the Company.
8.4    280G. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for Executive’s benefit whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Parachute Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Parachute Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”) that Executive would receive would be increased if the Parachute Payments were reduced, then the Parachute Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Parachute Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Subject to the provisions of this Section 8.4, all determinations required to be made under this Section 8.4, including the Net After-Tax Amount, the Reduction Amount and the Parachute Payments that are to be reduced pursuant to this Section 8.4 and the assumptions to be utilized in arriving at such determinations, shall be made by an independent public accounting firm selected by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Parachute Payment, or such earlier time as is requested by Executive. The Accounting Firm’s decision as to which Parachute Payments are to be reduced shall be made (a) only from Parachute Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (b) only from Parachute Payments that are required to be made in cash; (c) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Code Section 409A, until those payments have been reduced to zero; and (d) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Parachute

Payments be reduced if and to the extent such reduction would cause a violation of Code Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
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NATURE’S SUNSHINE PRODUCTS, INC.

By: /s/ Gregory L. Probert

Title: Chairman and CEO

EXECUTIVE:

/s/ Joseph W. Baty
JOSEPH W. BATY

EXHIBIT A

RELEASE AGREEMENT
THIS RELEASE AGREEMENT (this “Release”) is made as of the _____ day of _________, __________ by and between Joseph W. Baty (the “Executive”) and Nature’s Sunshine Products, Inc. (the “Company”).
WHEREAS, Executive’s employment as an executive of the Company has terminated; and
WHEREAS, pursuant to Section 5 of the Employment Agreement by and between the Company and Executive dated _____________________ (the “Agreement”), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.    Consideration. Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 5.1.2 and 5.1.3 of the Agreement constitute full settlement of all his rights under the Agreement, and (ii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive under the Agreement. Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 5.1.2 and 5.1.3 of the Agreement (other than those specified) would not otherwise be due to him/her.
2.    Release and Covenant Not to Sue.
2.1.    Executive and the Company each hereby fully and forever releases and discharges the other, and all of their respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and Executive and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, including those arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.
2.2.    Executive and the Company expressly represent that they have not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that neither has assigned any claim against a Released Person. Executive and the Company each further promise not to initiate a lawsuit or to bring any other claim against the other or any Released Person arising out of or in any way related to Executive’s employment by the Company or the termination of that employment. This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity

Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. This Release shall not affect Executive’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.
3.    Restrictive Covenants. Executive acknowledges that the restrictive covenants contained in Section 6 of the Agreement will survive the termination of his employment. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
4.    Non-Disparagement. Neither Executive nor the Company will disparage the other or any of their respective Released Persons or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the other or their respective Released Persons.
5.    Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.
6.    Rescission Right. Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; (e) should he nevertheless elect to execute this Agreement sooner than 21 days after he has received it, he specifically and voluntarily waives the right to claim or allege that he has not been allowed by the Company or by any circumstances beyond his control to consider this Agreement for a full 21 days; and (f) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 7.7 of the Agreement.
7.    Challenge. If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 5.1.2 and 5.1.3 of the Agreement will be due to Executive (except where such provision would be prohibited by applicable law, rule or regulation).
8.    Miscellaneous.
8.1.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive or by Executive to the Company. Each of the Company and Executive specifically denies any such violations.
8.2.    No Reinstatement. Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3.    Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, permitted assigns, executors, administrators and heirs. Executive shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
8.4.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
8.5.    Entire Agreement: Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
8.6.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Utah, without regard to the application of the principles of conflicts of laws.
8.7.    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
8.8.    409A. If Executive can terminate or revoke this Release in the calendar year following the termination of Executive’s employment then this Release shall be considered effective only in such subsequent calendar year.
[SIGNATURE PAGE FOLLOWS]

NATURE’S SUNSHINE PRODUCTS, INC.

By:____________________________________

Title:___________________________________

EXECUTIVE

_________________________________________
JOSEPH W. BATY

EXHIBIT B

Eligible Benefits

•
Paid Time Off (PTO) - as a corporate officer all time off is paid and you are expected to manage your time-off in a reasonable and professional manner, subject to approval of the CEO. There is no accrued time off.

•	Ten paid holidays each year

•	Company-paid medical/dental plan coverage for Executive, Executive’s spouse and dependent children

•	Life insurance at two times annual salary

•	Wellness Benefits

•	Company-paid eye care plan

•	Employee Assistance Program

•	Seventy percent match on contributions to the 401(k) retirement plan up to five percent of Executive’s income (automatic enrollment upon first day of employment)

•	Opportunity to participate in NSP’s Supplemental Elective Deferral Plan

•	$750 spending account on company products

•	Tuition reimbursement (maximum $3,000 per year)

•	Short-term and long-term disability programs.